CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus of State Street Institutional U.S. Government Money Market Fund and “Counsel and Independent Registered Public Accounting Firm” in the State Street Institutional U.S. Government Money Market Fund Statement of Additional Information in Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A, No. 333-30810) of State Street Institutional Investment Trust, and to the incorporation by reference of our report, dated February 26, 2014, on the financial statements and financial highlights of State Street Institutional Investment Trust included in the December 31, 2013 Annual Report to Shareholders.

ERNST & YOUNG LLP

Boston, Massachusetts

September 5, 2014